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                                                                       Exhibit 5

                      BALLARD SPAHR ANDREWS & INGERSOLL
                        1735 Market Street, 51st Floor
                       Philadelphia, Pennsylvania 19103



                                                                February 6, 1997



CFM Technologies, Inc.
1336 Enterprise Drive
West Chester, Pennsylvania 19380

          Re: Public Offering of Common Stock
              -------------------------------

Ladies and Gentlemen:

     We have acted as your counsel in connection with the proposed sale of 1,920,500 shares of common stock, no par value per share (the "Common Stock"), comprised of (i) 1,500,000 shares of Common Stock to be sold by you, (ii) 170,000 shares of Common Stock to be sold by certain of your shareholders and up to (iii) 250,500 shares of Common Stock to be sold by you pursuant to exercise of the over-allotment option to the underwriters named in the Registration Statement on Form S-1 (Registration No. 333-20325) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as basis for the opinion set forth below.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by you and certain of your shareholders have been duly authorized and, when duly executed, delivered and paid for in accordance with the terms of the Underwriting Agreement, and upon satisfaction of all conditions contained therein, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.

                                               Very truly yours,

                                               BALLARD SPAHR ANDREWS & INGERSOLL